                                                                    Exhibit 11.1

                        NEOPROBE CORPORATION AND SUBSIDIARIES
                          COMPUTATION OF NET LOSS PER SHARE
                                                        Three Months Ended March 31,
                                                            2000            1999
                                                        -----------      -----------
Loss attributable to common stockholders                $  (791,530)     $(3,119,272)

Weighted average number of
   shares outstanding:

Weighted average common shares
   outstanding beginning of period                       23,046,644       22,887,910

Weighted average common shares
   issued during period                                   2,348,083           60,444
                                                        -----------      -----------

Weighted average number of shares outstanding
   used in computing basic net loss per share            25,394,727       22,948,354
                                                        ===========      ===========

Weighted average number of shares outstanding
   used in computing diluted net loss per share          25,394,727       22,948,354
                                                        ===========      ===========

Loss per share attributable to common stockholders:
   Basic                                                $     (0.03)     $     (0.14)
                                                        ===========      ===========

   Diluted                                              $     (0.03)     $     (0.14)
                                                        ===========      ===========